NEWS

Contact:	Media: Becky Sanch	Equity Investment Community:	Fixed Income Investment Community:	Investor Inquiries: Georgeson, Inc.
	1.313.594.4410	Larry Heck	Rob Moeller	1.888.605.7541
	bsanch@ford.com	1.313.594.0613	1.313.621.0881
		fordir@ford.com	fixedinc@ford.com
FOR IMMEDIATE RELEASE
FORD ANNOUNCES NUMBER OF PREMIUM SHARES TO BE PAID IN ITS CONVERSION OFFER
DEARBORN, Mich., July 30, 2007 — Ford Motor Company [NYSE: F] (“Ford”) today announced the number of shares of Ford common stock that will constitute the premium to be paid in connection with its conversion offer related to the outstanding 6.50% Cumulative Convertible Trust Preferred Securities of Ford’s wholly owned subsidiary trust, Ford Motor Company Capital Trust II. The premium represents the amount of shares of Ford common stock determined by dividing (i) $14.25 by (ii) $8.1576, the volume-weighted average of the reported sales prices on the New York Stock Exchange of Ford common stock during the three trading-day period of July 25, July 26, and July 27, 2007. Accordingly, each trust preferred security validly tendered and accepted for conversion will be converted into an aggregate of 4.5717 shares of Ford’s common stock, which includes the premium of 1.7468 shares and 2.8249 shares of Ford common stock issuable pursuant to the conversion terms of the trust preferred securities.
On July 2, 2007, Ford commenced an offer to pay a premium to holders of any and all trust preferred securities who elect to convert their trust preferred securities to shares of Ford common stock subject to the terms of the offer. The offer is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, July 31, 2007, unless extended or earlier terminated, and is expected to settle on Friday, August 3, 2007. If all trust preferred securities that were outstanding as of the commencement of the offer were validly tendered and accepted for conversion, Ford would issue an aggregate of 457,163,141 shares of Ford common stock, including approximately 282,485,762 shares pursuant to the conversion terms of the trust preferred securities, plus an aggregate premium of 174,677,379 shares of Ford common stock.

The conversion offer is being made pursuant to an offering circular dated July 2, 2007, as amended on July 13, 2007, and related documents. The completion of the offer is subject to conditions described in the conversion offer documents. Subject to applicable law, Ford may waive the conditions applicable to the offer or extend, terminate or otherwise amend the offer.
This press release is not an offer to convert, or a solicitation of an offer to convert, any trust preferred securities. The conversion offer is being made only on the terms and subject to the conditions described in the offering circular and related documents, which have been distributed to holders of trust preferred securities, who are advised to read such documents because they contain important information. Copies of the offering circular and related documents have been filed with the Securities and Exchange Commission as exhibits to a Schedule TO, as amended, and are available for free at the Commission’s web site at www.sec.gov.
Holders of trust preferred securities may address questions about the conversion offer or make requests for copies of the offering circular and related documents for free to Georgeson, Inc., the information agent for the conversion offer, by calling toll-free at 888-605-7541.
Ford Motor Company Capital Trust II, a statutory business trust, was formed in 2001 under the laws of the state of Delaware and is a wholly-owned subsidiary of Ford Motor Company. Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents. With about 260,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company.
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